Exhibit 10.2
AMENDMENT TO DISTRIBUTION AGREEMENT
THIS AMENDMENT TO DISTRIBUTION AGREEMENT (“Amendment”) is entered into as of December 22, 2005 (the “Effective Date”), by and between Connetics Corporation (“Connetics”) and Cardinal Health, Inc. (“Cardinal”). Connetics and Cardinal entered into a Distribution Agreement dated December 1, 2004 (“Agreement”). The Parties desire to amend the Agreement in the manner set forth in this Amendment. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.
AGREEMENT
1.	The following definitions in Article 1 of the Agreement are hereby deleted and replaced in their entirety as follows:
Commitment Period. “Commitment Period” means January 1, 2006 through December 31, 2007, unless this Agreement is terminated earlier under the provisions of Article 4.
NLC Program. “NLC Program” means Cardinal’s National Logistics Center, combining a centralized, single-shipping point for all Products and improved inventory management and shipping services.
Term. “Term” means the date first written above, through and including December 31, 2007, unless this Agreement is terminated earlier under the provisions of Article 4.
2.	The following bullet-point is hereby added to Section 2.1 of the Agreement:
•	All other NLC Program administrative services.
3.	Subsection (c) is hereby added to Section 2.2 of the Agreement as follows:
(c) All other NLC Program distribution administrative services.
4.	Section 2.3.3 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.3 Monthly Purchase. Cardinal and Connetics will jointly use best efforts to adjust inventory levels maintained by Cardinal to accurately reflect Product demand. Cardinal shall purchase Product from Connetics monthly and [**]
5.	The bullet-points in Section 2.5.1 are hereby deleted in their entirety, and a new sentence is hereby added following the bullet-points, as follows:
•     On hand inventory level by distribution center and any other location and/or facility where Products are stored and/or warehoused through the NLC Program (including brokerage locations); and
•     On order inventory level by distribution center and any other location and/or facility where Products are stored and/or warehoused through the NLC Program (including brokerage locations); and
** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

•     Sales out by distribution center and any other location and/or facility where Products are stored and/or warehoused through the NLC Program (including brokerage locations)
Cardinal shall also provide Connetics quarterly morgue reports that must be received by Connetics no later than the last week of each calendar quarter during the Commitment Period.
6.	The following sentence is hereby added as the last sentence of Section 3.1(c) of the Agreement:
     (c)     The Parties agree that the benefit described above will equal [**] of total Product purchases during any period of the Commitment Period in which on hand inventory levels [**]
7.	Section 3.1(c)(ii) is hereby deleted and replaced in its entirety as follows:
     [**]
8.	A new Section 3.5 is hereby added to the Agreement and shall read as follows:
3.5     NLC Program. In exchange for the terms and conditions set forth in this Amendment, Connetics hereby agrees to participate in the NLC Program through the Commitment Period. Such participation shall commence as of January 1, 2006 and shall be subject to a separate agreement between the Parties.
** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

9.	The first sentence of Article 4 of the Agreement is hereby deleted and replaced in its entirety with the following:
This Agreement shall remain in full force through December 31, 2007, unless terminated earlier in accordance with this Article 4.
10.	Section 5.2.1 of the Agreement is hereby deleted and replaced in its entirety with the following:
5.2.1     Protection of Confidential Information. During the Term of this Agreement, each Party, its respective agents, employees and representatives (collectively, the “receiving party”) may receive or have access to confidential materials and information of the other Party (the “disclosing party”). All such materials and information (including, but not limited to the terms of this Agreement, Product information and demand, the purchase plan set forth in Section 2.3.3, Inventory Reports, Sales Reports, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to as “Confidential Information” and constitute the property of the disclosing party. During the Term of this Agreement and for a period of one (1) year thereafter the receiving party shall not use or disclose to third persons (“Third Persons”) any such Confidential Information without the disclosing party’s prior written consent, excepting (a) disclosures made on a confidential basis to and use by the directors, officers, employees, and agents of the receiving party who have a reasonable need to know such information in connection with the receiving party’s performance of this Agreement and who are bound to the receiving party by the same obligations of confidentiality that receiving party is bound under this Agreement; receiving party shall be responsible for compliance by such directors, officers, employees, and agents with the terms of this Agreement, (b) disclosures that are required by law, as reasonably determined by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party’s attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures in the normal course of business, including to IMS/DDD or similar organizations. The Parties intend “Third Persons” to be defined and construed in the broadest possible fashion and to specifically include, but not be limited to, all analysts or other persons in the financial community.
11.	Exhibit A — Products of the Agreement is hereby deleted in its entirety and replaced with a revised Exhibit A-1 — Products attached to this Amendment.
12.	The remaining provisions of the Agreement shall continue in full force and effect as though fully set forth in this Amendment. Any conflict between the provisions of this Amendment and the Agreement shall be resolved in favor of this Amendment.
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The Parties have duly executed this Amendment as of the day first written above.

CARDINAL HEALTH, INC.		CONNETICS CORPORATION

By:	/s/ Frank Segrave	By:	/s/ John L. Higgins

Name:	Frank Segrave	Name:	John L. Higgins

Title:	Senior Vice President	Title:	Chief Financial Officer

Exhibit A-1
Products

Product	NDC	Size

Evoclin Evoclin Luxiq Luxiq Luxiq Olux Olux Soriatane Soriatane	63032-0061-50 63032-0061-00 63032-0021-50 63032-0021-00 63032-0021-011 63032-0031-50 63032-0031-00 63032-0090-25 63032-0091-25	50GM 100GM 50GM 100GM 50GM 50GM 100GM 10MG 25MG